Exhibit 10.21b
FIRST AMENDMENT TO PURCHASED SERVICES AGREEMENT
     This FIRST AMENDMENT TO PURCHASED SERVICES AGREEMENT (this “Amendment”) is dated as of the 11th day of June, 2009, and is entered into between GK FINANCING, LLC, a California limited liability company (“GKF”), or its wholly owned subsidiary whose obligations hereunder shall be guaranteed by GKF, and KETTERING MEDICAL CENTER, an Ohio non-profit corporation, (“Medical Center”).
Recitals:
     WHEREAS, GKF and Medical Center are parties to a certain Purchased Services Agreement dated December 9, 2008 (the “Agreement”), which the parties desire to amend as set forth herein.
     NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby amend the Agreement as follows:
Agreement:
     1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Agreement.
     2. Extension of Term. Pursuant to Sections 5.1 and 23.19 of the Agreement, the parties agreed that if the Equipment is delivered to the Site in advance of the expiration of the current term of the Prior Agreement, then, (i) the Prior Agreement would terminate early upon the deinstallation of the Model B; and (ii) the parties would negotiate an extension to the Term of the Agreement to offset the effect of the early termination of the Prior Agreement. It is acknowledged that the term of the Prior Agreement originally expired on June 13, 2009, but was terminated one hundred three (103) days early (on March 3, 2009) by reason of the deinstallation of the Model B. Accordingly, in order to offset the early termination of the Prior Agreement, the Term of the Agreement as set forth in Section 3 of the Agreement is hereby extended by an additional one hundred three (103) days beyond the date that is seven (7) years following the date of the First Procedure Date at the Site.
     3. Amendment to Section 6.7. Section 6.7 of the Agreement is hereby deleted in its entirety and replaced with the following:
“6.7 Notwithstanding anything to the contrary contained in this Agreement, GKF’s responsibility for all costs and expenses incurred in connection with Section 6.1, 6.2, and 6.3 shall not exceed * in the aggregate. All costs and expenses in excess of * shall be the responsibility of Medical Center.”
     4. Full Force and Effect. Except as amended by this Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect. Notwithstanding the foregoing, to the extent of any conflict or inconsistency between the terms and provisions of this Amendment and that of the Agreement, the terms and provisions of this Amendment shall prevail and control.

     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

GKF:		Medical Center:

GK FINANCING, LLC		KETTERING MEDICAL CENTER

By:	/s/ Ernest A. Bates, M.D.	By:	/s/ Brett Spenst

	Ernest A. Bates, M.D.		Name: Brett Spenst
	Policy Committee Member		Title: VP of Finance and Operations